Exhibit 10.301
HULETT HARPER STEWART LLP
KIRK B. HULETT, SBN: 110726
550 West C Street, Suite 1600
San Diego, CA 92101
Telephone: (619) 338-1133
Facsimile: (619) 338-1139
Plaintiffs’ Liaison Counsel
SCHIFFRIN & BARROWAY, LLP
ANDREW L. ZIVITZ
KAY E. SICKLES
280 King of Prussia Road
Radnor, PA 19087
Telephone: (610) 667-7706
Facsimile: (610) 667-7056
Plaintiffs’ Lead Counsel
UNITED STATES DISTRICT COURT
SOUTHER DISTRICT OF CALIFORNIA

IN RE LIGAND PHARMACEUTICALS, INC.	: Master File No. 04-CV-1620-DMS (CAB)
SECURITIES LITIGATION	:
:

This Document Relates To	: STIPULATION OF SETTLEMENT
ALL ACTIONS	:
:
	DATE:	n/a
	TIME:	n/a
	JUDGE:	Hon. Dana M. Sabraw

STIPULATION OF SETTLEMENT
     This Stipulation of Settlement (the “Stipulation”), dated as of June 28, 2006, is made and entered into by and among the following parties (as defined further in Section V herein) to the above-entitled action: (i) Lead Plaintiffs (as defined below), individually and on behalf of each of the Settlement Class Members (as defined below), by and through their counsel of record in the action; and (ii) the Defendants (as defined below), by and through their counsel of record in the Action (collectively the “Parties”). The Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof, including, but not limited to, Court approval.
I. THE ACTION
     A. The Filed Actions
     On and after August 9, 2004, eight federal securities class action complaints were filed against Ligand Pharmaceuticals, Incorporated (“Ligand” or the “Company”), David E. Robinson and Paul V. Maier (“Individual Defendants”), (collectively the “Defendants”), in the United States District Court for the Southern District of California.1 By an order of the Honorable Dana M. Sabraw dated December 10, 2004, the complaints were consolidated under the caption In re Ligand Pharmaceuticals, Inc. Securities Litigation, No. 04-CV-1620-DMS. On December 17, 2004, the Court appointed Gary Apostolov, William Davidson, Richard Fisher and Simon Del Rosario (the “Apostolov Group”) as lead plaintiffs (“Lead Plaintiffs”) and appointed Schiffrin & Barroway, LLP

[1]	The eight federal securities class action complaints filed were: Nguyen v. Ligand Pharmaceuticals, Inc., et al., No. 04-CIV-1620-DMS; Fuechtman v. Ligand Pharmaceuticals, Inc., et al., No. 04-CIV-1637-DMS; Panah v. Ligand Pharmaceuticals, Inc., et al., No. 04-CIV-1658-DMS; Jain v. Ligand Pharmaceuticals, Inc., et al., No. 04-CV-1668-DMS; Cirasuolo v. Ligand Pharmaceuticals, Inc., et al., No. 04-CV-1682-DMS; Wang v. Ligand Pharmaceuticals, Inc., et al., No. 04-CV-1691-DMS; Metzger v. Ligand Pharmaceuticals, Inc., et al., No. 04-CV-1715-JTM; and Ericksop v. Ligand Pharmaceuticals, Inc., et al., No. 04-CV-1962-DMS.

as Lead Counsel (“Lead Counsel”) for the Class and Hulett Harper & Stewart LLP as Liaison Counsel for the Class.
     B. Procedural History
     On March 2, 2005, Lead Plaintiffs filed the Consolidated Class Action Complaint for violations of the Federal Securities Laws (the “Consolidated Complaint”). The Consolidated Complaint asserted claims against Ligand and the Individual Defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule10(b)(5) promulgated thereunder, on behalf of Lead Plaintiffs and all persons and entities who purchased securities of Ligand between March 3, 2004 and August 2, 2004, inclusive.
     On May 6, 2005, Defendants filed a motion to dismiss the Consolidated Complaint, contending, inter alia, that the statements Lead Plaintiffs alleged were actionable were not false and misleading, were protected by the statutory safe harbor, and were not made with the requisite knowing or reckless state of mind. By an Order dated September 27, 2005, the Court granted Defendants’ motion without prejudice, finding that Lead Plaintiffs did not specifically plead (1) the falsity of Defendants’ statements and omissions, or (2) Defendants’ scienter. By the same Order, the Court granted Lead Plaintiffs leave to amend.
     On November 18, 2005, the Company restated its financials for the years 2000 through 2004, and shortly thereafter, on December 23, 2005, Lead Plaintiffs filed their Second Amended Consolidated Class Action Complaint (the “Complaint”) on behalf of themselves and all other persons and entities who purchased securities of Ligand between March 19, 2001 and May 20, 2005, inclusive, alleging violations of Section 10(b) of the Exchange Act, and Rule 10(b)(5) promulgated thereunder.
     On January 23, 2006, Defendants moved to dismiss the Complaint Lead Plaintiffs opposed Defendants’ motion to dismiss by Memorandum dated February 23, 2006. On March 7, 2006,

Defendants filed a reply to Lead Plaintiffs’ opposition to the motion to dismiss. During the pendency of Defendants’ motion to dismiss, the Parties participated in intense arms-length settlement negotiations, which included two days of mediation. The Parties tentatively reached the proposed Settlement on April 22, 2006.
II. PRE-TRIAL PROCEEDINGS, INVESTIGATION, AND DISCOVERY
     A. Informal Discovery, Investigation and Research Conducted by Lead Plaintiffs
     Lead Counsel has conducted informal discovery and investigation during the prosecution of the Action. This informal discovery and investigation has included, inter alia, (i) review of Ligand’s public filings, annual reports, and other public statements; (ii) consultations with experts; (iii) interviews with confidential witnesses; (iv) research of the applicable law with respect to the claims asserted in the Action and the potential defenses thereto; and (v) review of informal discovery produced by Defendants.
     B. Settlement Negotiations and Mediation
     On February 9, 2006, the Parties appeared for their first mediation with the Honorable Howard B. Wiener and began their settlement discussions. In advance of this mediation, the Parties prepared detailed settlement statements. In their settlement statements and at the mediation, the Parties presented their respective views regarding the merits of the Action as well as their views concerning available defenses, the evidence, and damages analyses. Following ongoing negotiations conducted by Justice Wiener between February 9, 2006 and March 26, 2006, including two formal mediation sessions, a tentative agreement in principle was reached between the Lead Plaintiffs and the Defendants on April 22, 2006.
III. CLAIMS OF LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT
     In agreeing to this Settlement, Lead Plaintiffs do not concede that any infirmities exist in their claims. Lead Plaintiffs assert that the evidence developed to date in the Action supports the claims asserted and assert that they would present supporting evidence at trial that Defendants issued materially false and misleading statements and omissions of material information concerning Ligand, causing the price of Ligand securities to be artificially inflated during the Settlement Class Period and causing injury to Lead Plaintiffs and the Settlement Class Members. Lead Counsel recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Action through trial and through appeals. Lead Counsel has also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation. Lead Counsel is also mindful of the inherent problems of proof and possible defenses to the violations asserted in the Action.
     In light of the foregoing, Lead Counsel and Lead Plaintiffs believe that the Settlement set forth in the Stipulation confers a substantial benefit upon the Settlement Class (as defined below) and Settlement Class Members. Based on their evaluation, Lead Counsel and Lead Plaintiffs have determined that the Settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Settlement Class.
IV. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
     In agreeing to this Settlement, Defendants do not concede any infirmities in their defenses to the claims asserted, or that the claims are valid or have merit. Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiffs in the Action. Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. Defendants have also denied and continue to deny, inter alia, the allegations that the Plaintiffs or the Settlement Class have suffered damage, that the price of Ligand stock was artificially inflated by reasons of alleged misrepresentations or otherwise, and that Plaintiffs or the Settlement Class were harmed by the conduct alleged in the Complaint.

     Notwithstanding those denials, the Defendants have concluded that further conduct of the litigation would be protracted and expensive, and that it is desirable that the Action and any Released Claims, including Unknown Claims (as defined herein), be fully and finally settled on the terms and conditions set forth herein. In determining to enter into the Stipulation, the Defendants have considered the uncertainty and risk inherent in any litigation, especially complex litigation such as this securities lawsuit.
V. TERMS OF STIPULATION OF SETTLEMENT
     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (individually and on behalf of each of the Settlement Class Members), and the Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Action and the Released Claims shall be finally and fully compromised, settled and released, and the Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:
     A. Definitions
          As used in the Stipulation, the following terms have the meanings specified below:
          1.1 “Authorized Claimant” means any Settlement Class Member whose Claim for recovery has been allowed pursuant to the terms of the Stipulation.
          1.2 “Claimant” means any Settlement Class Member who files a Proof of Claim and Release (“Proof of Claim”) in such form and manner, and within such time, as the Court shall prescribe.
          1.3 “Claims Administrator” means The Garden City Group, Inc. (“GCG”).
          1.4 “Company” or “Ligand” means Defendant Ligand Pharmaceuticals, Incorporated, a Delaware corporation.
          1.5 “Defendants” means Ligand and the Individual Defendants, defined below.
          1.6 “Effective Date” means the first date by which all of the events and conditions specified in Section V, ¶ 9.1(a)-(e) of the Stipulation have been met and have occurred.

          1.7 “Escrow Agent” means GCG.
          1.8 “Final” means: (i) the date of final affirmance on an appeal from the Final Order and Judgment, the expiration of the time for a petition for a writ of certiorari to review the Final Order and Judgment and, if certiorari is granted, the date of final affirmance of the Final Order and Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Final Order and Judgment or the final dismissal of any proceeding on certiorari to review the Final Order and Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Final Order and Judgment, i.e., thirty (30) calendar days after entry of the Final Order and Judgment (or, if the date for taking an appeal or seeking review shall be extended beyond this time by order of the Court, by operation of law or otherwise, or if such extension is requested, the date of expiration of any extension if any appeal or review is not sought); or (iv) if the Court enters a Final Order and Judgment in a form other than that provided above (“Alternative Judgment”) and none of the Parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final as defined in parts (i) to (iii) above and no longer subject to appeal or review. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, or incentive award to Lead Plaintiffs, shall not in any way delay or preclude the Final Order and Judgment from becoming Final.
          1.9 “Final Order and Judgment” means the judgment to be rendered by the Court dismissing the Action with prejudice, substantially in the form and content attached hereto as Exhibit B.
          1.10 “Individual Defendants” means David E. Robinson and Paul V. Maier.
          1.11 “Lead Plaintiffs” means Gary Apostolov, William Davidson, Richard Fisher and Simon Del Rosario.
          1.12 “Lead Counsel” means Schiffrin & Barroway, LLP.
          1.13 “Liaison Counsel” means Hulett Harper Stewart LLP.
          1.14 “Parties” means each of the Defendants and Lead Plaintiffs on behalf of themselves and the members of the Settlement Class.
          1.15 “Person” means an individual, corporation (including all divisions and subsidiaries), partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assigns.
          1.16 “Plaintiffs” means each of the plaintiffs who filed a complaint in the Action, including, but not limited to the Lead Plaintiffs.
          1.17 “Plaintiffs’ Counsel” means each counsel who has appeared as counsel for any of the Plaintiffs in the Action, including, but not limited to Lead Counsel and Liaison Counsel.
          1.18 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund to be prepared by Lead Counsel which shall be described in the “Notice of Pendency and Proposed Settlement of Class Action” (“Notice”) to be sent to Settlement Class Members in connection with the Settlement whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, and such attorneys’ fees, costs, expenses and interest and incentive award to Lead Plaintiffs, as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation.
          1.19 “Released Claims” means any and all claims, debts, demands, rights or causes of action or liabilities, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, including both known claims and Unknown Claims, (i) that have been asserted in this Action by the Lead Plaintiffs and Settlement Class Members or any of them against any of the Released Persons, or (ii) that could have been asserted in the Action by the Lead Plaintiffs and Settlement Class Members or any of them against any of the Released Persons which arise out of, are based upon, or relate to the allegations, transactions, facts, matters or occurrences, representations or omissions set forth, or referred to in the Action and are based upon the purchase of Ligand securities during the Settlement Class Period.
          1.20 “Released Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Lead Plaintiffs, Settlement Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).
          1.21 “Released Persons” means each and all of the Defendants and their respective past or present directors, officers, employees, partners, principals, agents, controlling shareholders, any entity in which the Defendant and/or any member(s) of any Defendant’s immediate family has or have a controlling interest, attorneys, accountants, banks, advisors, personal or legal representatives, insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, joint ventures, agents, assigns, spouses, heirs, executors, administrators, associates, related or affiliated entities, any members of their immediate families, or any trust of which any Defendant is the trustee or settlor or which is for the benefit of any Defendant and/or member(s) of his family.
          1.22 “Settlement Class” means all Persons who purchased securities of Ligand between March 19, 2001 and May 20, 2005, inclusive. Excluded from the Settlement Class are Defendants, officers and directors of the Company, at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest. Also excluded are those Persons who timely and validly request exclusion from the Settlement Class.
          1.23 “Settlement Class Member” or “Member of the Settlement Class” means a Person who falls within the definition of the Settlement Class as set forth in ¶ 1.22, above.
          1.24 “Settlement Class Period” means the period from March 19, 2001 through May 20, 2005, inclusive.
          1.25 “Settlement Fund” means the principal amount of Eight Million Dollars ($8,000,000) in cash (the “Principal Amount”), plus interest earned or accrued thereon.
          1.26 “Unknown Claims” means any Released Claims which the Lead Plaintiffs or any Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons, and any Released Defendants’ Claims that any Defendant does not know or suspect to exist in his, her or its favor, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to this Settlement. With respect to any and all Released Claims and Released Defendants’ Claims, the Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs and the Defendants expressly waive and relinquish, and the Settlement Class Members and Released Persons shall be deemed to have, and by operation of the Final Order and Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
The Plaintiffs and Defendants expressly waive and the Settlement Class Members and the Released Persons shall be deemed to, and upon the Effective Date and by operation of the Final Order and Judgment shall, have waived any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. The Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which this release is a part.
     2. The Settlement Consideration
          2.1 Within fifteen (15) calendar days following the Courts’ execution of the Preliminary Approval Order, Defendants shall cause the sum of Eight Million Dollars ($8,000,000) to be transferred to the Escrow Agent.
     3. Certification of the Settlement Class
          3.1 For the sole purpose of implementation, approval and consummation of the Settlement, the Parties stipulate and agree that the Court may enter an order certifying the Settlement Class, appointing the Lead Plaintiffs as the representatives of the Settlement Class, and appointing Lead Counsel as counsel for the Settlement Class under Rule 23 of the Federal Rules of Civil Procedure.

          3.2 Certification of the Settlement Class and appointment of Lead Counsel as counsel for the Settlement Class, as set forth herein, shall be binding only with respect to the Settlement set forth in the Stipulation. In the event that this Stipulation is terminated or cancelled or that the Effective Date does not occur for any reason, the stipulated certification of the Settlement Class shall be vacated and the Action shall proceed as though the Settlement Class had never been certified. Except to effectuate the Settlement, neither the Parties, their respective counsel, nor any Member of the Settlement Class shall cite, present as evidence or legal precedent, rely upon, make reference to or otherwise make any use whatsoever of this stipulated certification of the Settlement Class, in this Action or in any other proceeding.
     4. Administration of the Settlement Fund
          (a). The Escrow Agent
          4.1 The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates. The Escrow Agent, Lead Counsel, and Plaintiffs shall bear all risk related to the investment of the Settlement Fund.
          4.2 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, or by an order of the Court (consistent with the terms of the Stipulation), or with the written agreement of Lead Counsel and counsel for the Defendants.
          4.3 Subject to such further order and direction by the Court as may be necessary, the Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation. In no event shall the Released Persons have any responsibility for or liability with respect to the Escrow Agent or its actions, or with respect to the administration of the Settlement Fund, including, but not limited to, payment made from the Settlement Fund referenced herein.
          4.4 All funds held by the Escrow Agent shall be deemed and considered to be in the custody of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court consistent with the terms of the Stipulation.

          4.5 The Escrow Agent may pay from the Settlement Fund the costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, including the payment of taxes or tax expenses, as defined below, and processing Proofs of Claim, including without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims. Prior to the Effective Date, the Escrow Agent may not pay more than $150,000 for these costs and expenses without further approval from the Court.
          (b). Taxes
          4.6 (a) The Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent and, as required, the Defendants, shall jointly and timely make the “relation-back election” (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
               (b) For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(l)). Such returns (as well as the election described in ¶ 4.6(a)) shall be consistent with this ¶ 4.6 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶ 4.6(c) hereof. In no event shall the Released Persons have any responsibility for or liability with respect to the Taxes or the Tax Expenses (as defined in ¶ 4.6(c)).

The Lead Counsel and Plaintiffs shall indemnify and hold each of the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification).
               (c) All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 4.6 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶ 4.6) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the Released Persons shall not have any liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Escrow Agent shall indemnify and hold the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Released Persons are not responsible and shall have no liability therefore, or for any reporting requirements that may relate thereto. The Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 4.6.
          (c). Termination
          4.7 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest), less expenses and any costs which have been incurred by the Claims Administrator for notice and administration of the proposed Settlement pursuant to ¶ 4.5 herein, and less any Taxes or Tax Expenses paid or incurred pursuant to ¶ 4.6 herein, shall be refunded to Defendants. In such event, any tax refund owing to the Settlement Fund shall also be refunded.

     5. Preliminary Approval Order and Settlement Hearing
          5.1 Promptly after execution of the Stipulation, but in no event later than five (5) calendar days after the Stipulation is signed (unless such time is extended by the written agreement of Lead Counsel and counsel for the Defendants), Lead Counsel on behalf of the Parties shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Preliminary Approval Order”), substantially in the form and content of Exhibit A hereto, requesting that the Settlement Class be certified, the Court grant preliminary approval of the Settlement set forth in the Stipulation, and that the Court approve the mailing and publication of a full and summary Notice of Pendency of Class Action and Proposed Settlement, the Notice and “Summary Notice” substantially in the form and content of Exhibits A(1) and A(3), respectively, which shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined in ¶ 8.1) and the date of the Settlement Hearing (as defined below in ¶ 5.2). Ligand shall provide contact information of its transfer agent to the Claims Administrator within three (3) business days of the Court’s execution of the Preliminary Approval Order so that the Claims Administrator may contact the transfer agent to receive the information from the Company’s transfer records required by the Claims Administrator to send Notice to the Settlement Class Members who can be identified through those same records.
          5.2 Lead Counsel, on behalf of the Parties shall request that, after notice is given, the Court hold a hearing (the “Settlement Hearing”) and finally approve this Settlement as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.
     6. Releases
          6.1 Upon the Effective Date, the Lead Plaintiffs and each of the Settlement Class Members shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally and forever released, relinquished and discharged all Released Claims, including “Unknown Claims,” against each and all of the Released Persons, whether or not such Plaintiff or Settlement Class Member executes and delivers the Proof of Claim.
          6.2 Upon the Effective Date, each of the Defendants shall be deemed to have,

and by operation of the Final Order and Judgment shall have, fully, finally and forever released, relinquished and discharged the Lead Plaintiffs, the Settlement Class Members, and Plaintiffs’ Counsel from all claims, including “Unknown Claims”, arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the Action or the Released Claims.
          6.3 Upon the Effective Date, the Lead Plaintiffs, the Settlement Class Members and Plaintiffs’ Counsel shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally and forever released, relinquished and discharged the Released Persons from all claims (including “Unknown Claims”), arising out of, relating to, or in connection with the defense, or resolution of the Action or the Released Claims.
          6.4 Except as otherwise expressly provided for in this Stipulation, the Parties shall each bear their own respective attorneys’ fees, expenses and costs incurred in connection with the conduct and settlement of the Action, and the preparation, implementation and performance of the terms of this Stipulation.
          6.5 Only those Settlement Class Members filing valid and timely Proofs of Claim shall be entitled to participate in the Settlement and receive any distributions from the Settlement Fund. The Proofs of Claim to be executed by the Settlement Class Members shall release all Released Claims against the Released Persons, and shall be substantially in the form and content of Exhibit 2 to Exhibit A hereto. Plaintiffs and all Settlement Class Members shall be bound by the releases set forth in this Stipulation whether or not they submit a valid and timely Proof of Claim.
          6.6 Nothing in this ¶ 6, nor in the Stipulation, shall release any obligations owed by any of the Parties pursuant to the terms of this Stipulation, unless the release of any such obligation is agreed to in writing by the Parties.
     7. Administration of the Settlement Fund
          7.1 Lead Counsel, or its authorized agents, acting on behalf of the Settlement Class, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of that portion of the Settlement Fund that is finally awarded by the Court to Authorized Claimants.
          7.2 The Settlement Fund shall be applied as follows:
               (a) to pay all unpaid costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class Members including, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Settlement Class, processing Proofs of Claim and paying escrow fees and costs, if any;
               (b) to pay Taxes and Tax Expenses;
               (c) to pay Lead Counsel’s attorneys’ fees, expenses and costs, with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court;
               (d) to pay incentive awards, if and to the extent allowed by the Court to Lead Plaintiffs; and
               (e) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation or the Court.
          7.3 After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:
                (a) Within ninety (90) calendar days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate completed Proof of Claim as attached to the Notice and substantially in the form and content of Exhibit 2 to Exhibit A hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and as are reasonably available to the Authorized Claimant.
               (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a valid Proof of Claim within such period, or such other period as may be ordered by the Court, or who have not already done so, shall be forever barred from receiving any payments of money pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the Settlement and Releases contained herein, and the Final Order and Judgment.
               (c) The Net Settlement Fund shall be distributed to the Authorized Claimants in accordance with and subject to the Plan of Allocation to be described in the Notice mailed to Settlement Class Members. The proposed Plan of Allocation shall not be a part of the

Stipulation.
          7.4 The Released Persons or their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (i) the investment or distribution of the Settlement Fund; (ii) the Plan of Allocation; (iii) the determination or administration, or calculation of Claims; (iv) the payment or withholding of Taxes or Tax Expenses; or (iv) any losses incurred in connection with (i), (ii) or (iii). No Person shall have any claim of any kind against the Released Persons or their counsel with respect to the matters set forth in this ¶ 7 or any of its subparts.
          7.5 No Person shall have any claim against the Plaintiffs or their counsel (including Lead Counsel), or any claims administrator, or other agent designated by Lead Counsel based on the distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation or further orders of the Court.
          7.6 It is understood and agreed by the Parties that any proposed Plan of Allocation of the Net Settlement Fund, including, without limitation, any adjustments to an Authorized Claimant’s claim set forth therein, is not a material part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Final Order and Judgment approving the Stipulation and the Settlement set forth herein, including, but not limited to, the release, discharge, and relinquishment of the Released Claims against the Released Persons, or any other orders entered pursuant to the Stipulation.
     8. Plaintiffs’ Counsel’s Attorneys’ Fees and Reimbursement of Expenses and Incentive Awards to Lead Plaintiffs
          8.1 Lead Counsel will submit an application or applications for an order (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (i) an award of attorneys’ fees plus (ii) reimbursement of actual expenses and costs, including the fees of any experts or consultants, incurred in connection with prosecuting the Action plus (iii) interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. Lead Counsel shall also submit an application for incentive awards to Lead Plaintiffs.

          8.2 The attorneys’ fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court (the “Fee and Expense Award”), shall be transferred to Lead Counsel from the Settlement Fund immediately after the Court either enters the Final Order and Judgment or approves the Fee and Expense Award, whichever is later. Lead Counsel shall thereafter allocate the Fee and Expense Award among Plaintiffs’ Counsel in a manner that Lead Counsel in good faith believes reflects the contributions of such counsel to the prosecution and settlement of the Action; provided, however, that in the event that the Final Order and Judgment or the Order making the Fee and Expense Award is reversed or modified on appeal, and in the event that the Fee and Expense Award has been paid to any extent, then Plaintiffs’ Counsel shall within ten (10) business days from any such reversal or modification, refund to the Settlement Fund the fees, expenses, costs and interest previously paid to them from the Settlement Fund, including accrued interest on any such amount at the average rate earned on the Settlement Fund from the time of withdrawal until the date of refund. Each such Plaintiffs’ Counsel’s law firm, as a condition of receiving any portion of such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and each of its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this ¶ 8.2 of the Stipulation.
          8.3 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment to Lead Counsel or any Plaintiffs’ Counsel, or the Lead Plaintiffs from the Settlement Fund that may occur before the Effective Date.
          8.4 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the allocation of the Fee and Expense Award among Plaintiffs’ Counsel, or any other Person who may assert some claim thereto, or any Fee and Expense Awards that the Court may make in the Action.
          8.5 The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application and the application for incentive awards to Lead Plaintiffs are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation. Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Final Order and Judgment approving the Stipulation and the Settlement of the Action set forth herein.
     9. Conditions of Settlement, Effect of Disapproval or Termination
          9.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
               (a). the Principal Amount shall have been timely transferred to the Settlement Fund as required in ¶ 2, above;
               (b). the Court has entered the Preliminary Approval Order and certified the Settlement Class, as required by ¶¶ 3.1 and 5.1, above;
               (c). the Court has entered the Final Order and Judgment, or a judgment substantially in the form and content of Exhibit B;
               (d). the Final Order and Judgment has become Final, as defined in ¶ 1.8, above;
               (e). Counsel for the Defendants has not given notice of intent to exercise the option to terminate the Stipulation and Settlement in accordance with the terms of the Supplemental Agreement described in ¶ 9.8.
          9.2 Upon the occurrence of all of the events referenced in ¶ 9.1 above, any and all remaining interest or right of the Defendants and their insurers to the Settlement Fund shall be absolutely and forever extinguished.
          9.3 Neither a modification nor a reversal on appeal of any Plan of Allocation or of any amount of attorneys’ fees, costs, expenses and interest awarded by the Court to any of the Plaintiffs’ Counsel shall constitute a condition to the Effective Date or grounds for cancellation and termination of the Stipulation.
          9.4 If any of the conditions specified in ¶ 9.1, above are not met, then Defendants’ Counsel or Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so to all other parties hereto within thirty (30) calendar days of: (i) the Court’s declining to enter the Preliminary Approval Order in any material respect; (ii) the Court’s refusal to approve this Stipulation or any material part of it; (iii) the Court’s declining to enter the Final Order and Judgment in any material respect; (iv) the date upon which the Final Order and Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (v) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.
          9.5 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by Lead Counsel or counsel for Defendants, with verification from Lead Counsel, to the Escrow Agent, the Settlement Fund (including accrued interest), less expenses and any costs which have actually been incurred for notice and administration of the proposed Settlement, and less any Taxes and Tax Expenses paid or incurred pursuant to ¶ 4.6 herein, shall be refunded by the Escrow Agent to Defendants. In such event, any tax refund owing to the Settlement Fund shall also be refunded and paid to the Defendants.
          9.6 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, this Stipulation and all negotiations and proceedings relating hereto shall be without prejudice to any or all Parties who shall be restored to their respective positions in the Action as of February 17, 2006. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 1.1-1.25, 3.2, 4.2, 4.4-4.7, 7.4-7.5, 8.2-8.4, 9.1-9.9 herein, shall have no further force and effect with respect to the Parties and shall not be used in the Action or in any other proceeding for any purpose and any final order and judgment entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to the Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Stipulation.
          9.7 If a case is commenced in respect to any Defendant contributing to the Settlement Fund (or any insurer contributing funds to the Settlement Fund on behalf of any Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent conveyance or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by other Defendants, then, at the election of Lead Counsel, the Parties shall jointly move the Court to vacate and set aside the releases given and Final Order and Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Final Order and Judgment shall be null and void, and the Parties shall be restored to their respective positions in the Action as of the date a day prior to the date of this Stipulation and any cash amounts in the Settlement Fund shall be returned as provided in ¶ 9.5 above.
          9.8 If prior to the Settlement Hearing, Persons who otherwise would be Members of the Settlement Class have filed with the Court valid and timely requests for exclusion (“Requests for Exclusion”) from the Settlement Class in accordance with the provisions of the Preliminary Approval Order and the Notice given pursuant thereto, and such Persons in the aggregate purchased a number of shares during the Settlement Class Period in an amount greater than the sum specified in a separate Supplemental Agreement between the Parties (the “Supplemental Agreement”), Defendants shall have the option, in their sole and absolute discretion, to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will not be filed with the Court unless and until a dispute among the Parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall be delivered to counsel for Defendants within two (2) calendar days of receipt thereof.
          9.9 In the event this Stipulation shall be cancelled as set forth in ¶ 9.6 above, the Parties shall, within two weeks of such cancellation, jointly request a status conference with the Court to be held on the Court’s first available date. At such status conference, the Parties shall ask the Court’s assistance in scheduling continued proceedings in the Action. Pending such status conference or the expiration of sixty (60) calendar days from the Parties’ joint request for a status conference, whichever occurs first, none of the Parties shall file or serve any further motions on any of the other Parties in connection with this Action nor shall any response be due by any Party to any outstanding pleading or motion by any other Party.
          10. Miscellaneous Provisions
          10.1 The Parties (i) acknowledge that it is their intent to consummate this

Settlement and Stipulation; and (ii) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.
          10.2 Each Defendant warrants as to himself or itself that, at the time any of the payments provided for herein are made on behalf of himself or itself, he or it is not insolvent and the payment will not render him or it insolvent. This representation is made by each Defendant as to himself or itself and is not made by counsel for the Defendants.
          10.3 The Parties agree that the amount of the Settlement Fund, as well as the other terms of the Settlement, were negotiated in good faith by the Parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. Neither the Stipulation nor the Settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Released Persons may file the Stipulation and/or the Final Order and Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. Defendants have denied and continue to deny each and every claim alleged against them in the Action.
          10.4 The Parties intend for this Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Settlement Class Members against the Released Persons with respect to the Released Claims. Accordingly, the Parties agree not to assert in the Action or in any other judicial forum that the Action was brought or defended in bad faith or without a reasonable basis. Defendants agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation that the Action was brought in bad faith or without a reasonable basis. Lead Plaintiffs and the Settlement Class agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation that any pleading filed, motion made or position taken by Defendants, or their counsel, in the Action was filed, made or taken in bad faith or without a reasonable basis. The Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length and in good faith by the Parties, and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel, with the assistance of court-supervised mediation.
          10.5 To the extent permitted by law, all agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation. In addition, all information obtained from Ligand by Lead Counsel shall be destroyed no later than the Effective Date.
          10.6 The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.
          10.7 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
          10.8 Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney/client privilege, joint defense privilege, or work product immunity.
          10.9 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their successors-in-interest. After the Effective Date, any amendments or modifications must also be approved by the Court.
          10.10 The Stipulation, the Exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement among the Parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation, its Exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.
          10.11 Lead Counsel, on behalf of the Settlement Class, is expressly authorized by the Lead Plaintiffs to take all appropriate action required or permitted by the Settlement Class to effectuate this Stipulation’s terms and also is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class which it deems appropriate.
          10.12 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.
          10.13 The Stipulation may be executed by facsimile and in counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.
          10.14 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.
          10.15 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all Parties and their respective counsel hereto and their counsel submit to the exclusive jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.
          10.16 Each of the Parties warrants and represents that he, she or it has not assigned or transferred, and will not assign or transfer, to any Person any Released Claims or any other claims related to the matters alleged in the Action.
          10.17 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California and the rights and obligations of the Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the laws of the State of California without giving effect to that State’s choice of law principles.
     IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, as of June 28, 2006.
SCHIFFRIN & BARROWAY, LLP
/s/ Andrew Zivitz
      Andrew Zivitz
      Kay E. Sickles
280 King of Prussia Road
Radnor, Pennsylvania 19087

Telephone: (610) 667-7706
Facsimile: (610) 667-7056
Plaintiffs’ Lead Counsel
PAUL, HASTINGS, JANOFSKY &
WALKER LLP
   /s/ Christopher H. McGrath
      William F. Sullivan
      Christopher H. McGrath
      Colleen E. Huschke
      Morgan J. Miller
3579 Valley Centre Drive
San Diego, CA 92130
Telephone: (858) 720-2500
Facsimile: (858) 720-2555
Attorneys for Defendants
Ligand Pharmaceuticals, Incorporated,
David E. Robinson and Paul V. Maier